Exhibit 23

                    Consent of Independent Public Accountants


      As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 9, 1999 (except with respect to the matters discussed in Notes 3, 16, and 18, as to which the date is February 11,
2000), included in or incorporated by reference into ThermoTrex Corporation's Form 10-K/A for the fiscal year ended October 2, 1999, into the Company's previously filed Registration Statement No. 333-94685 on Form S-8, Registration Statement No. 33-45282 on Form S-8, Registration Statement No. 33-45284 on Form S-8, Registration Statement No. 33-52818 on Form S-8, Registration Statement No. 33-70512 on Form S-8, Registration Statement No. 33-80891 on Form S-8, Registration Statement No. 333-34909 on Form S-3, and Registration Statement No. 333-81175 on Form S-8.



                                                 Arthur Andersen LLP



Boston, Massachusetts
May 8, 2000